Exhibits 5.3 and 23.3

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Resident Hong Kong Partners

Davis Polk & Wardwell Hong Kong Solicitors The Hong Kong Club Building 3A Chater Road Hong Kong	852 2533 3321 tel 852 2533 1721 fax lillian.lian@davispolk.com	William F. Barron* Bonnie Chan* Paul K. Y. Chow* † Antony M. Dapiran †	Kirtee Kapoor* James C. Lin* Mark J. Lehmkuhler* Miranda So*
Hong Kong Solicitors * Also Admitted in New York † Also Admitted in England and Wales

March 22, 2013

CNOOC Limited
65th Floor, Bank of China Tower
One Garden Road, Central
Hong Kong

Ladies and Gentlemen:

We have acted as special Hong Kong counsel to CNOOC Limited, a limited liability company incorporated under the laws of Hong Kong (the “Company”), in connection with certain guarantees (the “Guarantees”) by the Company in relation to certain notes issued under an indenture dated as of May 4, 2007, between Nexen Inc. (“Nexen”), as issuer, and Deutsche Bank Trust Company Americas, as trustee, as amended and supplemented by a first supplemental indenture dated as of May 4, 2007, a second supplemental indenture dated as of July 30, 2009 and a third supplemental indenture dated as of February 24, 2013 (as so amended and supplemented, the “2007 Indenture”) and certain notes issued under an indenture dated as of April 28, 1998, between Nexen (formerly Canadian Occidental Petroleum Ltd.), as issuer and CIBC Mellon Trust Company, as trustee as amended and supplemented by a first supplemental indenture dated as of April 28, 1998, a second supplemental indenture dated as of February 4, 1999, a third supplemental indenture dated as of March 11, 2002, a fourth supplemental indenture dated as of November 20, 2003, a fifth supplemental indenture dated as of March 10, 2005 and a sixth supplemental indenture dated as of February 24, 2013 (as so amended and supplemented, the “1998 Indenture”), as contemplated by a registration statement on Form F-3 (File No. 333-187114) under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission on March 7, 2013 (the “Registration Statement”).  The Guarantees were issued pursuant to a supplement to the 2007 Indenture (the “Fourth 2007 Supplemental Indenture”) and a supplement to the 1998 Indenture (the “Seventh 1998 Supplemental Indenture” and, together with the Fourth 2007 Supplemental Indenture, the “Supplemental Indentures”) both dated March 22, 2013.

In rendering this opinion, we have taken instructions solely from the Company and no other party, and we assume no duty of care or other responsibility to any other party.

CNOOC Limited	2	March 22, 2013

For the purposes of giving this opinion, we have examined only the originals or copies, certified or otherwise identified to our satisfaction, of the documents specified in Schedule I to this letter (the “Documents”), and have examined and relied on the Searches (as defined below). Save for the Documents and the Searches, we have not for the purpose of this opinion examined any contracts, instruments or other documents entered into by or affecting the Company, or any corporate records of the Company, and have not made any other enquiries concerning the Company.

Based upon the foregoing, and subject to the assumptions and qualifications set forth in Schedule II to this letter and any matters not disclosed to us, we are of the opinion that:

(1)
Based solely on the results of the Companies Registry Search, the Company has been duly incorporated and is validly existing as a company limited by shares under the Companies Ordinance (Cap. 32 of the Laws of Hong Kong) with corporate power and capacity to enter into the Supplemental Indentures and to perform its obligations thereunder.

(2)	The Supplemental Indentures (including the Guarantees) have been duly authorized, executed and delivered by the Company.

We note that:

(a)
a search in respect of all public documents of the Company maintained at the Companies Registry in Hong Kong conducted on March 22, 2013 (“Companies Registry Search”) did not reveal any orders or resolutions for the winding up of the Company or any appointment in respect of the Company of a liquidator, receiver or receiver and manager;

(b)
a search in respect of the Company at the Official Receiver’s Office in Hong Kong conducted on March 22 , 2013 (“Winding Up Search”) did not reveal that any petition for the compulsory winding up of the Company has been presented; and

(c)
a search of the Cause Book of the Registry of the High Court of Hong Kong in relation to the Company conducted on March 22 , 2013  (“Litigation Search”) did not reveal any proceedings having been taken against the Company since January 1, 1980. Such search does not cover any period prior to January 1, 1980.

(the Companies Registry Search, Winding Up Search and Litigation Search collectively referred to herein as the “Searches”)

We observe that the above searches are not capable of revealing conclusively whether or not petitions for winding up, winding up orders, notices of appointment of liquidators, receivers or receivers and managers, or pending court actions in respect of the Company have been lodged and may not conclusively reflect the corporate status of the Company, since notice of these matters may not have been filed with the respective bodies and, when filed, may not have been entered on the relevant public records immediately.

CNOOC Limited	3	March 22, 2013

We are Hong Kong solicitors, and this opinion is limited to the laws of the Hong Kong Special Administrative Region of the People’s Republic of China as at the date hereof, except that we express no opinion as to any law, rule or regulation that is applicable to the Company, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate. This opinion is governed by and shall be construed in accordance with Hong Kong law.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement referred to above and further consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

CNOOC Limited	4	March 22, 2013

Schedule I

Documents

1.	a copy of the Registration Statement;

2.	a copy of the prospectus supplement dated March 7, 2013;

3.	a copy of the executed Fourth 2007 Supplemental Indenture;

4.	a copy of the executed Seventh 1998 Supplemental Indenture;

5.	a copy of the certificate of incorporation of the Company dated August 20, 1999;

6.	a copy of the business registration certificate of the Company dated August 2, 2012;

7.	a copy of the memorandum of association of the Company dated August 11, 1999;

8.	a copy of the articles of association of the Company as amended by special resolutions passed on June 14, 2004, December 31, 2005 and May 27, 2009; and

9.	a copy of the written resolutions of the board of directors of the Company relating to the Guarantees passed on February 28, 2013.

CNOOC Limited	5	March 22, 2013

Schedule II

Assumptions

In considering the documents listed in Schedule I and in rendering this opinion, we have, with your consent and without any independent enquiry or investigation, assumed:

1.       the conformity to originals of all documents supplied to us as copies and the genuineness of all signatures, seals and markings on, and the authenticity, accuracy and completeness of, all documents submitted to us whether as originals or copies;

2.       that, where a document has been examined by us in draft, in agreed form or in specimen form, it will be or has been duly executed in the form of that draft, agreed form or specimen form;

3.       that on or after the date of execution of each of the Documents, there has been no amendment (manuscript or otherwise), rescission or termination of such Document nor any other arrangements between any of the parties to the Documents which modify or supersede any of the terms of the Documents;

4.       that the information revealed by the Searches (a) was accurate in all respects and has not since the time of such search been altered, and (b) was complete and that such Searches did not fail to disclose any information which had been delivered for filing but which did not appear on the public file and was not disclosed at the time of the relevant Search;

5.       that other than those revealed from the Searches, no winding up resolution or petition (voluntary or otherwise) has been presented, or order made by a court for the winding up or dissolution of the Company and no receiver, administrative receiver, manager, liquidator, trustee or similar officer has been appointed in relation to the Company or any of its respective assets or revenue;

6.       that there are no facts or circumstances (and no documents, agreements, instruments or correspondence) which are not apparent from the face of the documents listed in Schedule 1 or which have not been disclosed to us that may affect the opinions expressed in this opinion; and

7.       that the directors of the Company, in approving and authorizing the execution of the Documents and transactions contemplated thereby have exercised and will exercise their powers in accordance with their duties (including fiduciary duties) under all applicable laws and the articles of association in force at the relevant time.

Qualifications

Our opinion is subject to the following qualifications:

1.       Any Companies Registry Search may not completely and accurately reflect the corporate situation of the Company due to (i) failure by officers of the Company to file documents that ought to be filed, (ii) statutory prescribed time-periods within which documents evidencing corporate actions may be filed, (iii) the possibility of additional delays (beyond the statutory time limits) between the taking of the corporation action and the necessary filing at the Companies

CNOOC Limited	6	March 22, 2013

Registry, (iv) the possibility of delays at the Companies Registry in the registration of documents and their subsequent copying onto the microfiche and (v) error and mis-filing that may occur.

2.       We express no opinion as to the tax treatment or consequences arising out of the Documents or any transactions contemplated thereby, except as expressly stated in this opinion.

3.       We have assumed in giving this opinion that the common law and rules of equity of England which applied in Hong Kong on June 30, 1997 continue to apply, subject to: (a) their subsequent independent development, which rests primarily with the courts of Hong Kong; (b) the extent to which they contravene the Basic Law of Hong Kong (the “Basic Law”); and (c) their amendment by the Hong Kong legislature. We should also add that Article 158 of the Basic Law provides that, ultimately, power to interpret the provisions of the Basic Law is vested in the Standing Committee of the National People’s Congress of the People’s Republic of China and this has been confirmed by a recent decision of Hong Kong's Court of Final Appeal.